Exhibit 10.1
                                                                    ------------

                               NEXVU CAPITAL CORP.
                           Suite 1780-400 Burrard St.
                                 Vancouver, B.C.
                                 Canada V6C 3AC
                               TEL: 604.893.8834
                               FAX: 604.669.1464




December 5, 2005

Fischer - Watt Gold Company, Inc.                 Mr. James M. Seed
2582 Taft Court                                   c/o The Astra Ventures, Inc.
Lakewood, CO,  80215                              50 South Main Street
                                                  Providence, RI,  02903
Attention:    Mr. Peter Bojtos, President

Mr. William Rapaglia                              Mr. Gerald D. Helgeson
540 W. Boston Post Road # 250                     3770 Poppy Lane
Mamaroneck, New York, 10543                       Fallbrook, CA, 92028

Mr. George J. Beattie                             Mr. Peter Bojtos
Apt. 79 - 22809 E. Country Vista Drive            2582 Taft Court
Liberty Lake, WA, 99019                           Lakewood, CO, 80215

Dear Sirs:

Re: Nexvu Capital Corp. ("Nexvu") and Fischer - Watt Gold Company, Inc. ("FWG") and Minera Montoro, S.A. de C.V. ("MM")

The purpose of this letter is to provide the terms upon which Nexvu offers to purchase all of FWG's right, title and interest in and to the shares of MM issued to FWG together with any other interest FWG has in the assets of MM (collectively referred to herein as the "Interest"). Although it is contemplated that a more formal agreement (the "Formal Agreement") will be entered into in respect to this matter, this letter agreement will create binding legal obligations between the parties. For the purposes of this letter agreement the term "Property" means the property known as "La Balsa" which is owned by MM. For the purposes of this letter agreement Messrs. Peter Bojtos, James M. Seed, George J. Beattie, William Rapaglia and Gerald D. Helgeson are collectively referred to herein as the "Directors".

Subject to the terms of this letter agreement Nexvu offers to purchase the Interest for US$2,235,000 in stages, payable as follows:

1.   $50,000 by January 15, 2006;

2. $695,000 by April 30, 2006 to earn 20% of the Interest (the First Share Tranche");

3. $745,000 by October 31, 2006 to earn another 20% of the Interest (the "Second Share Tranche"); and

4. $745,000 by April 30, 2007 to earn the remaining 25% of the Interest (the "Third Share Tranche").

Nexvu may extend the time in which any of the above payments are to be made by up to 60 days provided that Nexvu pays $25,000 for each 30 days of such extension. Nexvu will have the right to accelerate payments at any time and may assign its rights under this agreement to a third party. Nexvu confirms that it will use its best efforts to complete the acquisition of the Interest as soon as it is financially able to do so, taking into account its cash resources in the context of its cash needs. Nexvu will, in any event, accelerate the completion of the acquisition of the Interest if Nexvu completes a financing of more than US$15 million.


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Nexvu will, upon acquisition of the entire Interest, provide FWG with a 1% NSR in respect to the porphyry portion of the Property subject to the right of Nexvu to purchase 50% of such NSR for US$1 million (the "NSR"). If within seven years of the date of this letter agreement the Property is not in production Nexvu will, at FWG's option, purchase 50% of the NSR. FWG will have the right to assign the NSR.

The obligation of FWG to complete the sale to Nexvu of all or part of the Interest is subject to FWG obtaining, on behalf of MM, all necessary approvals required by MM for the transfer of the Interest to Nexvuand the Directors and FWG will use their best efforts to obtain such approvals.

Nexvu's offer to FWG is subject to the following conditions (the "Conditions") which Nexvu, in its sole discretion may waive:

a)   due diligence confirming the satisfactory financial status of MM;

b) confirmation of good title of MM in the Property including confirmation that the necessary 2005 assessment work has been made on the Property to cause the Property to be in good standing;

c) confirmation that to the best knowledge of FWG there are no outstanding lawsuits against FWG or MM and no claims or liens against the Interest; and

d)   the Formal Agreement being entered into.

This offer and the proposed acquisition of the Interest shall remain subject to the terms of the letter agreement dated May 24, 2005 entered into among Nexvu, MM, FWG and Jorge Ordonez (the "May Letter Agreement") such that in the event that the within offer outlined in this letter agreement is not accepted or any of the Conditions are not either satisfied or waived by Nexvu, the relationship between Nexvu and FWG as governed by the terms of the May Letter Agreement shall remain in full force and effect.

The parties agree that the acquisition by Nexvu of the First Share Tranche will take place upon payment by Nexvu regardless of whether FWG obtains prior shareholder approval. However, if FWG requires shareholder approval for the acquisition by Nexvu of the Second Share Tranche and the Third Share Tranche the acquisition of the Second Share Tranche and the Third Share Tranche will be subject to FWG obtaining shareholder approval provided, however, that it will be in the sole discretion of FWG whether shareholder approval is required.

In the event this offer is accepted by FWG, FWG will:


a) upon payment to FWG of the amounts referred to in points 2, 3, and 4 in the second paragraph of this letter, transfer to Nexvu the number of shares of MM equal to the percentage of MM purchased in each of 2, 3, and 4 above; and

b) if shareholder approval is required for the acquisition by Nexvu of the Second Share Tranche and the Third Share Tranche use its best efforts to obtain shareholder approval as soon as reasonably possible, it being understood that whether FWG shareholder approval is required will be in the sole discretion of FWG.

In the event this offer is accepted by FWG, FWG and George Beattie will submit to Nexvu the resignation of George Beattie as a director of MM and will use their best efforts (including FWG voting its shares of MM in favour of the appointment of Nexvu nominees as directors of MM as hereinafter referred to) to sign such documents and take such steps as necessary to cause a minimum of one nominee of Nexvu to replace George Beattie as director of MM and to the extent



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possible, take such steps and sign such documents as required in order to provide nominees of Nexvu to have two directors appointed to the board of MM


In the event this offer is accepted by FWG the Directors will enter into lock up agreements pursuant to which they will agree to vote the shares they own in FWG in favour of the acquisition by Nexvu of the Second Share Tranche and the Third Share Tranche if shareholder approval is required.

This offer is open for acceptance until Monday December 5, 2005 at 5p.m. Pacific Standard Time failing which it will be deemed to be withdrawn. Notice of acceptance can be given by signing this letter wherein indicated and faxing a copy of this letter to Nexvu Capital Corp. at (604) 669-1464.


Yours truly,

NEXVU CAPITAL CORP.
Per:

/s/ W. Glen Zinn
W. Glen Zinn


Agreed to and accepted by:
FISCHER - WATT GOLD COMPANY, INC.           Agreed to and accepted by:

Per:

/s/ Peter Bojtos                            /s/ James M. Seed
-----------------------------------         ------------------------------------
    Authorized Signatory                    JAMES M. SEED


Agreed to and accepted by:                   Agreed to and accepted by:



/s/ George J. Beattie                        /s/ William Rapaglia
-----------------------------------          -----------------------------------
GEORGE J. BEATTIE                            WILLIAM RAPAGLIA



Agreed to and accepted by:                   Agreed to and accepted by:


/s/ Gerald D. Helgeson                       /s/ Peter Bojtos
-----------------------------------          -----------------------------------
GERALD D. HELGESON                           PETER BOJTOS